Exhibit 99.2

Neustar Names Leonard Kennedy as Senior Vice President and General Counsel

STERLING, VA, May 2, 2013 – Neustar, Inc. (NYSE:NSR) today announced that Leonard (Len) Kennedy will join the company as Senior Vice President and General Counsel, effective May 13. In this position, Mr. Kennedy will oversee Neustar’s legal and external affairs efforts, including public policy and government relations. Mr. Kennedy comes to Neustar from the U.S. Consumer Financial Protection Bureau, where he served as Associate Director and General Counsel and, most recently, as Senior Advisor to the Director. Previously, he served as General Counsel and Chief Government Affairs Officer at Sprint Nextel.

“Len’s extensive legal expertise, keen public policy insight, and strategic understanding of the telecommunications and technology industries will be valuable assets as Neustar continues to grow,” said Lisa Hook, Neustar President and CEO. “He is a tremendous addition to our already strong management team.”

Mr. Kennedy has more than 30 years of experience advising clients and the federal government on telecommunications and media law, regulatory strategy and policy, and investment matters affecting wireless, wired, and Internet communications services and networks. Prior to serving in the Consumer Financial Protection Bureau, he served as Senior Vice President and General Counsel of Nextel Communications. He oversaw the legal and regulatory completion of Nextel’s merger with Sprint, becoming General Counsel, Corporate Strategy and Chief Government Affairs Officer of the combined Sprint Nextel. He was previously a partner at the law firm Dow, Lohnes & Albertson PLLC, and he served at the Federal Communications Commission for 10 years from 1980 to 1991.

“It’s an exciting time of opportunity for Neustar, and I am thrilled to be joining this innovative company as it continues to expand into new areas,” Mr. Kennedy said.

Mr. Kennedy will replace Scott Blake Harris, who has been Neustar’s Senior Vice President and General Counsel since 2011. Mr. Harris is returning to private practice.

“Scott transformed our legal, policy and corporate social responsibility efforts during the past two years, all of which have played a significant role in Neustar’s continued success,” Ms. Hook said. “We are grateful for his many contributions to the company.”

About Neustar

Neustar, Inc. (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, information services, financial services, retail, media and advertising sectors. Neustar applies its advanced, secure technologies in location, identification, and evaluation to help its customers promote and protect their businesses. More information is available at www.neustar.biz.

Contacts

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Kim Hart (202) 533-2934 Kim.Hart@neustar.biz